EXHIBIT 4(h)

PURCHASE PAYMENT ACCUMULATION
OPTIONAL DEATH BENEFIT ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Certificate to which it is attached.

This Endorsement modifies the AMOUNT OF DEATH BENEFIT under the DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE in the Certificate.

The following is added under the DEFINITIONS section of the Certificate:

NET PURCHASE PAYMENT
The sum of all Purchase Payments, reduced proportionately on the date of each partial withdrawal by the percentage at which the Certificate Value is reduced by such withdrawal (including any charges applicable to the withdrawal).

AMOUNT OF DEATH BENEFIT
If You are age 80 or younger on the Certificate Date, and You die prior to the Annuity Date, the amount of the Death Benefit will be determined based upon the Death Benefit option You selected on the Application Form. Once a Death Benefit option is selected it cannot be changed or terminated.

Purchase Payment Accumulation Optional Death Benefit Charge
On an annual basis, this charge equals [.15%] of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) to which the Certificate is allocated. We deduct this charge daily. This charge is in addition to the charges in Your Certificate.

Purchase Payment Accumulation Optional Death Benefit
As of the date We receive Due Proof of Death, the Death Benefit will be the greater of:

(a)	The Certificate Value; or

(b)
Purchase Payment(s) reduced for any partial withdrawals (and any charges applicable to such withdrawals), in the same proportion that the Certificate Value was reduced on the date of such withdrawal, compounded at [5%] interest up to the earlier of Your attainment of age 80 or the date of death, plus any Purchase Payment(s) reduced for any partial withdrawals (and any charges applicable to such withdrawals) in the same proportion that the Certificate Value was reduced on the date of such withdrawal recorded after the date of death. This benefit will not exceed two times the Net Purchase Payment(s).

Signed for the Company to be effective on the Certificate Date.

ANCHOR NATIONAL LIFE INSURANCE COMPANY

/s/ CHRISTINE A. NIXON	/s/ JAY S. WINTROB
Christine A. Nixon Secretary	Jay S. Wintrob President

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